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                                                                   EXHIBIT 10.16


                                       November 15, 1999
                                       REVISED OFFER LETTER



Ralph E. Lewis
1479 Brookfield Road
Yardley PA  19067


Dear Ralph,

        I am pleased to offer you the position of Vice President, Distribution and Logistics. Speaking for myself, as well as the other members of the Company's management team, we continue to be impressed with your experience and we look forward to your future success with the Company.

        The terms of your new position with the Company are as set forth below:

        1. POSITION.

               a. You will become Vice President, Distribution and Logistics, working out of the Company's headquarters office in San Francisco, California. As a member of the Company's management team you will report to the Chief Executive Officer.

               b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.


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        2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before November 18, 1999.

        3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

        4. COMPENSATION.

               a. BASE SALARY. You will be paid a monthly salary of $16,666.66, which is equivalent to $200,000.00 on an annualized basis. Your salary will be payable pursuant to the Company's regular payroll policy.

               b. BONUS. You will be eligible to receive a one time bonus of $20,000.00 and an additional option to purchase 25,000 shares of the Company's Common Stock if you begin employment with the Company on or before December 1, 1999. In the unlikely event that you voluntarily terminate your employment with the Company before the end of six (6) months of employment, you agree to repay the Company the bonus.

               c. RELOCATON BONUS. In connection with your relocation from Pennsylvania to California, the Company will provide you with a $50,000.00 Relocation allowance, grossed up to cover taxes you would be expected to pay on the $50,000.00 allowance. In the unlikely event that you voluntarily terminate your employment with the Company before the end of one year of employment, you agree to repay the Company the relocation allowance amount, pro-rated for months of service with the Company. Any amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law.

        5. STOCK OPTIONS.

               a. INITIAL GRANT. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 150,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% one year after your hire date and 1/48th per month thereafter. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1999 Stock Plan and the Stock Option Agreement between you and the Company.

        6. BENEFITS.


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               a. EMPLOYEE BENEFITS On the first of the month following your hire date, you will be eligible to participate in employee medical, dental and vision benefits.

               b. PERSONAL TIME OFF (PTO) You will be entitled to 10 days paid time off per year, pro-rated for the remainder of this calendar year. You will begin accruing PTO from your first day of employment. Your accrual amount will increase to 15 days in the next calendar year.

               c. COMPANY HOLIDAYS You will be eligible for all Company holidays.

        7. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

        8. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

        9. AT-WILL EMPLOYMENT. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason.

        10. TERMINATION. In the event of a sale or merger of the Company, in which more than fifty-one percent (51%) of the voting power of the Company is transferred to a third party and your employment is terminated with or without cause within one (1) year after the acquisition or the office is moved more than fifty (50) miles of its San Francisco location, you will receive a severance equal to three (3) months of your current monthly salary. If you are terminated from the company with or without cause, you will receive a severance equal to three (3) months of your current monthly salary.

        Ralph, we are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


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           THIS OFFER EXPIRES MONDAY NOVEMBER 15, 1999, 6:00 PM (PST).



                                                   Very truly yours,

                                                   PETS.COM, INC.


                                                   /s/ Julie Wainwright
                                                   -----------------------
                                                   Julie Wainwright,
                                                   Chief Executive Officer





ACCEPTED AND AGREED:



/s/ Ralph Lewis
-----------------------------
Ralph Lewis
Date: 11-15-99
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                                 January 7, 2000

Ralph E. Lewis
1479 Brookfield Road
Yardley PA  19067

        Re:  AMENDMENT TO OFFER LETTER

Dear Ralph,

        This letter shall serve to amend your revised offer letter dated November 15, 1999 (the "Offer Letter") and your stock option agreement with Pets.com, Inc. Section 5 of the Offer Letter is hereby amended to read in full as follows:

        "5.    STOCK OPTIONS. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 175,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% one year after your hire date and 1/48th per month thereafter. Vesting will, of course, depend on your continued employment with the Company. In the event of a sale or merger of the Company, in which more than 51% of the voting power of the Company is transferred to a third party, you are terminated without cause or you terminate as a result of a constructive termination, 50% of your remaining unvested shares will accelerate and become fully vested. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1999 Stock Plan and the Stock Option Agreement between you and the Company."

        All other provisions of your offer letter will remain the same. We hope that you find the foregoing amended terms acceptable. Please indicate your agreement and acceptance of these terms by signing and dating the enclosed duplicate original of this letter and returning it to me.

                                                   Very truly yours,

                                                   PETS.COM, INC.


                                                   /s/ Julie Wainwright
                                                   -----------------------
                                                   Julia L. Wainwright,
                                                   Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Ralph Lewis
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Ralph E. Lewis
Date:
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